EXHIBIT 3.1

SALTON, INC.

CERTIFICATE OF THE POWERS, DESIGNATIONS,

PREFERENCES AND RIGHTS OF THE

SERIES E PREFERRED STOCK,

PAR VALUE $0.01 PER SHARE

Pursuant to Section 151 of the Delaware General Corporation Law

The undersigned, Terry L. Polistina, Chief Executive Officer of Salton, Inc., a Delaware corporation (the “Corporation”),

DOES HEREBY CERTIFY that the following resolution, creating a series of 50,000 shares of Preferred Stock was duly adopted by the Board of Directors, on August 22, 2008:

WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), to provide by resolution or resolutions for the issuance of shares of Preferred Stock, par value $0.01 per share, of the Corporation, in one or more classes or series with such voting powers, full or limited, if any, and such preferences and relative, participating, optional or other rights and limitations as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, a series of the class of authorized preferred stock, par value $0.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1.        Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as “Series E Preferred Stock” (the “Series E Preferred Stock”). The authorized number of shares of Series E Preferred Stock shall be 50,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.

Section 2.        Rank. The Series E Preferred Stock shall with respect to dividends and distributions of assets and rights upon the occurrence of a Liquidation or a Sale Transaction rank (i) junior to all currently outstanding shares of preferred stock of the Corporation other than shares of Series D Preferred Stock, (ii) pari passu to the Series D Preferred Stock and (iii) senior to (x) all classes of common stock of the Corporation (including, without limitation, the Common Stock), and (y) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series E Preferred Stock (clauses (iii)(x) and (iii)(y) collectively, referred to as “Junior Stock”). The Corporation may not issue any class or series of Capital Stock that ranks on a parity with the Series E Preferred Stock (other than Series D Preferred Stock) as to dividends and distributions upon the occurrence of a Liquidation or Sale Transaction (collectively, including, without limitation, the Series D Preferred Stock, referred to as “Parity Stock”) or senior to the Series E Preferred Stock as to dividends and distributions upon the occurrence of a Liquidation or Sale Transaction (collectively, referred to as “Senior Stock”) other than in accordance with Section 3(b).

Section   3.        Vote.

(a)       The holders of Series E Preferred Stock, except as otherwise required under the DGCL or as set forth in this Section 3, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

(b)       So long as any shares of the Series E Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of holders of at least a majority of the then outstanding shares of Series E Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting:

(i)        authorize or issue any class of Senior Stock or Parity Stock other than the Series D Preferred Stock; or

(ii)       amend this Certificate of Designations or the Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series E Preferred Stock.

(c)       In any case in which the holders of Series E Preferred Stock shall be entitled to vote pursuant to this Section 3 or pursuant to the DGCL, each holder of Series E Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Series E Preferred Stock held.

Section  4.        Dividends.

(a)       The holders of shares of Series E Preferred Stock shall receive when, as and if declared by the Board of Directors, out of funds legally available therefor cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series E Liquidation Preference, calculated on the basis of a 360-day year, consisting of twelve 30-day months. The Board of Directors may fix a record date for the determination of holders of shares of Series E Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than 60 days prior to the applicable dividend payment date. To the extent not paid, such dividends shall accrue on a daily basis and accumulate and compound on a quarterly basis from the Original Date of Issuance, in each case, whether or not declared. For purposes hereof, the term “Original Date of Issuance” shall mean, with respect to each share of Series E Preferred Stock, the actual date of issuance by the Corporation of such share of Series E Preferred Stock. All accrued and unpaid dividends, if any, shall, to the extent funds are legally available therefor, be mandatorily paid upon the earlier to occur of (i) a Liquidation or (ii) a redemption of shares of Series E Preferred Stock pursuant to Section 6 below (each, a “Mandatory Dividend Payment Date”). On a Mandatory Dividend Payment Date, all accrued and unpaid dividends shall be paid in cash.

(b)       Junior Stock Dividends. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of, and in compliance with, requirements of an employee incentive or benefit plan or other compensatory arrangement of the Corporation or any subsidiary) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series E Preferred Stock have been paid in full.

Section  5.        Liquidation Preference.

(a)       Series E Priority Payment. Upon the occurrence of a Liquidation, the holders of shares of Series E Preferred Stock shall be paid for each share of Series E Preferred Stock held thereby, out of, but only to the extent of, funds legally available therefore, an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse-stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series E Preferred Stock, the “Series E Liquidation Preference”) plus, (y) as provided in Section 4 above, all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series E Preferred Stock, before any payment or distribution is made to any Junior Stock.

(b)       Insufficient Assets. If the assets of the Corporation available for distribution to the holders of shares of Series E Preferred Stock and the holders of any other Parity Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive upon a Liquidation, then all of the assets available for distribution to such holders shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(c)       Notice. Written notice of a Liquidation stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series E Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

Section 6.        Redemption. The Corporation shall, as provided below, redeem the shares of Series E Preferred Stock.

(a)       Mandatory Redemption. Upon the earlier to occur of (i) a Sale Transaction or (ii) December 28, 2013 (the earlier such date, the “Mandatory Redemption Date”), each outstanding share of Series E Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series E Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series E Preferred Stock. The total sum payable per share of Series E Preferred Stock to be redeemed on the Mandatory Redemption Date is hereinafter referred to as the “Preferred Redemption Price,” and the payment to be made on the Mandatory Redemption Date for the Series E Preferred Stock is hereinafter referred to as the “Preferred Redemption Payment.” Upon written notice from the Corporation, each holder of Series E Preferred Stock shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Series E Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. In case fewer than the total number of shares of Series E Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within ten (10) business days after surrender of the certificate representing the redeemed shares.

(b)       Termination of Rights. Except as set forth in this Section 6(b) and Section 6(c), on and after the Mandatory Redemption Date all rights of any holder of Series E Preferred Stock shall cease and terminate; and all shares of Series E Preferred Stock shall be canceled and shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment of the Preferred Redemption Payment in respect of any share of Series E Preferred Stock for any reason, including, without limitation, the lack of legally available funds therefor, the rights, preferences and privileges of the holder of such share of Series E Preferred Stock shall continue to inure to the benefit of such holder of Series E Preferred Stock until the Corporation cures such default and such share which has not been redeemed shall continue to be outstanding until full payment of the Preferred Redemption Price and any other amounts required under Section 6(c) is made in respect thereof.

(c)       Insufficient Funds for Redemption. If the funds of the Corporation available for redemption of the Series E Preferred Stock to be redeemed in accordance with Section 6(a) and any other Parity Stock required to be redeemed on the Mandatory Redemption Date by law are insufficient to redeem such shares on such date, the holders of Series E Preferred Stock and such Parity Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Mandatory Redemption Date were redeemed in full. The Corporation shall in good faith use all reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions under applicable law that prevented the Corporation from paying the Redemption Price and redeeming all of the Series E Preferred Stock to be redeemed hereunder. At any time thereafter when additional funds of the Corporation are available by law for the redemption of shares of Series E Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above. In the event that funds are not available by law for the payment in full of the Preferred Redemption Price for the shares of Series E Preferred Stock to be so redeemed on the Mandatory Redemption Date, then the Corporation shall be obliged to make such partial redemption so that the number of shares of Series E Preferred Stock held by each holder shall be reduced in an amount which shall bear the same ratio to the actual number of shares of Series E Preferred Stock to be redeemed on such Mandatory Redemption Date as the number of shares of Series E Preferred Stock then held by such holder bears to the aggregate number of shares of Series E Preferred Stock then outstanding. In the event that the Corporation fails to redeem shares of Series E Preferred Stock for which redemption is required, then during the period from the Mandatory Redemption Date through the date on which such shares that the Corporation failed to redeem on the Mandatory Redemption Date are actually redeemed, dividends on such shares shall accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series E Liquidation Preference, calculated on the basis of a 360-day year consisting of twelve 30-day months. To the extent not paid, dividends shall accrue on a daily basis and accumulate and compound on a quarterly basis (to the extent not otherwise declared and paid as set forth above), in each case whether or not declared.

(d)	Notices. In case at any time or from time to time:

(i)        the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock; or

(ii)       there shall be a Sale Transaction; then the Corporation shall mail to each holder of shares of Series E Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or (B) the date on which such Sale Transaction is expected to become effective.

Section  7.        General.

(a)       Notices. Except as otherwise expressly provided, whenever notices or other communications are required to be made, delivered or otherwise given to holders of shares of the Series E Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, electronic mail, telecopier, courier service or personal delivery, addressed to the Persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Certificate of Incorporation and by-laws of the Corporation and with applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the U.S. mail, postage prepaid, if mailed; and if sent by electronic mail, telecopy or facsimile transmission (and receipt is confirmed), when transmitted at or before 5:00 p.m. local time at the location of receipt on a Business Day, on such Business Day, and if received after 5:00 p.m. on a Business Day or on a day other than a Business Day, on the next following Business Day, but only if also sent by reputable overnight air courier within one Business Day following transmission.

(b)       Certain Remedies. Any registered holder of shares of Series E Preferred Stock shall be entitled to an injunction or injunctions to prevent violations of the provisions of the Certificate of Incorporation and this Certificate of Designations and to enforce specifically the terms and provisions of the Certificate of Incorporation and this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity. Notwithstanding the foregoing, the observance of any term of the Certificate of Incorporation and/or this Certificate of Designations which benefits only the holders of the Series E Preferred Stock may be waived by holders of at least a majority of all issued and outstanding Series E Preferred Stock (either generally or in a particular instance and either retroactively or prospectively).

(c)       Invalidity. If any right, preference or limitation of the Series E Preferred Stock set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependant upon any other such right, preference or limitation unless so expressed herein.

Section 8.        Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

Section 9.        Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation.

“Common Stock” means the common stock, par value $0.01 per share of the Corporation.

“Corporation” means Salton, Inc., a Delaware corporation.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Junior Stock” has the meaning ascribed to it in Section 2.

“Liquidation” shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Mandatory Dividend Payment Date” has the meaning ascribed to it in Section 4(a).

“Mandatory Redemption Date” has the meaning ascribed to it in Section 6(a).

“Original Date of Issuance” has the meaning ascribed to it in Section 4(a).

“Parity Stock” has the meaning ascribed to it in Section 2.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Preferred Redemption Payment” has the meaning ascribed to it in Section 6(a).

“Preferred Redemption Price” has the meaning ascribed to it in Section 6(a).

“Sale Transaction” shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person, (b) the voluntary sale, conveyance, exchange or transfer to another Person of (i) the voting Capital Stock of the Corporation if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the

Corporation or (ii) all or substantially all of the assets of the Corporation or (c) the election to the Board of Directors of individuals who would constitute a majority of the members of the Board of Directors and the election or the nomination for election by the Corporation’s stockholders of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Stock” has the meaning ascribed to it in Section 2.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.01 per share, of the Corporation.

“Series E Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate this 22nd day of August, 2008.

By:	/s/ Terry L. Polistina
Name: Terry Polistina Title: Chief Executive Officer

Series E Certificate of Designations – signature page